Exhibit 10.1

Form of 3M 2010 Performance Share Award

SUBJECT: MESSAGE FROM GEORGE BUCKLEY: YOUR 3M 2010 PERFORMANCE SHARE AWARD

FIRST & LAST NAME        EMPLOYEE #

This is the second of two letters you will receive concerning your 3M 2010 Performance Share award.  The purpose of this letter is to provide you with the number of contingent shares actually assigned to you as your 2010 award. The number of contingent shares was calculated by dividing the target value of your performance share award by the Grant Date Fair Value of 3M stock on March 1, 2010 ($74.47).

The Compensation Committee of the Board of Directors has approved the following 3M Performance Share award to be issued under the 2008 Long-Term Incentive Plan (LTIP) effective March 1, 2010:

AWARD YEAR: 2010

AWARD DESCRIPTION: ANNUAL AWARD

TARGET VALUE: $xxx,xxx

NUMBER OF CONTINGENT SHARES: x,xxx

Performance Shares issued under the LTIP are a significant part of your total compensation as a 3M executive.  Performance Shares reward your leadership and commitment in managing 3M’s business for sustainability and improved results over time.

The 2010 award will compensate you for the results we achieve against corporate financial goals over the three-year period 2010, 2011 and 2012.

The maximum payout will be 2 times the number of contingent shares assigned to you at the time of the award. Your 2010 award will be governed by the provisions of the LTIP plan document, and will be paid out in March 2013 unless you elected to defer the payout under the 3M Performance Awards Deferred Compensation Plan.

The three performance measures for the 2010 award are Return on Invested Capital (ROIC) versus target, 3M Organic Sales Growth versus the Worldwide Industrial Production Index (IPI) and New Product Vitality Index versus target.  For more information about the metrics and how Performance Shares issued under the LTIP Plan will work, please review the brochure entitled “Understanding Your 2010 3M Performance Share Grant Issued under the 2008 Long-Term Incentive Plan - Effective March 1, 2010”, which was sent to you via an earlier email.

Please note that at their Annual Meeting in May, 3M’s stockholders will be asked to approve the use of the New Product Vitality Index as a performance measure for performance share awards under the LTIP.  If 3M’s stockholders do not approve the use of the New Product Vitality Index, the Compensation Committee would need to decide how to adjust your 2010 Performance Share award.